Exhibit 99.1

NGP Capital Resources Company
Announces Sale of Alden and Gatliff Investments

NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) today announced that on Thursday, July 28, 2011, the Company completed the sale of all of its interests in Alden Resources, LLC (“Alden”) and Gatliff Services, LLC (“Gatliff”) to Globe Specialty Metals Inc. (NASDAQ:  GSM) (“Globe”) for cash proceeds totaling $73.2 million and a contingent cash “earn-out” payment of up to $6.8 million payable within three years.  The contingent payment is dependent upon Alden’s ability to achieve certain production and operating margin levels during the next three years.

Alden is a miner and processor of specialty coal marketed primarily to manufacturers of silicon metals.  Gatliff owns a coal preparation plant that processes Alden’s coal, and has recently completed significant upgrades to the plant.  Globe is a producer of silicon metal and silicon-based alloys, and is one of Alden’s largest customers.

“Our initial investment in Alden was made in January 2007, and since that time it has grown to be the largest investment in our portfolio,” said Kelly Plato, the Company’s Senior Vice President and Chief Investment Officer.  “The sale to Globe allowed us to realize a favorable return and represents a successful exit that will also provide us with greater flexibility and diversification in our portfolio as we reinvest the proceeds during the coming months.”

Steve Gardner, the Company’s President and CEO stated, “The successful resolution of our investment in Alden is the direct result of the hard work, skill and professionalism of our investment, accounting and treasury teams.  I want to specifically recognize the dedication and perseverance of Chris Ryals and Aaron Killian, who were the investment team members most closely involved with the Alden investment.”

As a result of this transaction, during the quarter ended June 30, 2011, the Company will recognize previously reserved interest income of $4.5 million attributable to Alden’s Tranche B Term Loan, and net unrealized depreciation on investments totaling $9.8 million before income taxes.  In July 2011, the Company will recognize interest and royalty income of approximately $2.1 million related to Alden and Gatliff, including the acceleration of original issue discount of $1.1 million.  Also in July, the Company will record realized capital losses of approximately $3.7 million, with a corresponding decrease in unrealized depreciation of approximately the same amount.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in energy related private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C.  NGP Energy Capital Management, L.L.C., based in Irving, Texas, is a leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:  Please send investment proposals to:  NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.